Page 1 of 13 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
    ----------------------------------------------------------------------
                                  SCHEDULE 13G

                     Under the Securities exchange Act of 1934

                             (AMENDMENT NO.1)*

                               SCI SYS INC
             -----------------------------------------------------
                                (NAME OF ISSUER)

                                COMMON STOCK
             -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   783890106
             -----------------------------------------------------
                                (CUSIP NUMBER)

                                   March 31, 1999
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X Rule 13d-1(b)
        Rule 13d-1(c)
        Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    --------------------                          --------------------
    CUSIP NO. 783890106          13G                Page 2 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Assurances I.A.R.D. Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    -------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF March 31, 1999 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     615,186
                -----------------------------------------------
                6- SHARED VOTING POWER
                     5,512,317
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     6,167,603
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     1,265
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                6,168,868
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         10.2%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 783890106          13G                Page 3 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Assurances Vie Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF March 31, 1999 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     615,186
                -----------------------------------------------
                6- SHARED VOTING POWER
                     5,512,317
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     6,167,603
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     1,265
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                6,168,868
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         10.2%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 783890106          13G                Page 4 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Conseil Vie Assurance Mutuelle
          (formerly Alpha Assurances Vie Mutuelle)
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF March 31, 1999 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     615,186
                -----------------------------------------------
                6- SHARED VOTING POWER
                     5,512,317
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     6,167,603
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     1,265
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                6,168,868
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        10.2%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 783890106         13G                 Page 5 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Courtage Assurance Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF March 31, 1999 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     615,186
                -----------------------------------------------
                6- SHARED VOTING POWER
                     5,512,317
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     6,167,603
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     1,265
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                6,168,868
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     10.2%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 783890106          13G                Page 6 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA  (formerly AXA-UAP)

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF March 31, 1999 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     615,186
                -----------------------------------------------
                6- SHARED VOTING POWER
                     5,512,317
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     6,167,603
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     1,265
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                6,168,868
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             10.2%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   HC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 783890106          13G                Page 7 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      THE EQUITABLE COMPANIES INCORPORATED

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-3623351
    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF March 31, 1999 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     615,186
                -----------------------------------------------
                6- SHARED VOTING POWER
                     5,512,317
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     6,167,603
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     1,265
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                6,168,868

    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.2%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                  HC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                          Page 8 of 13 Pages
              --------------
              SCI SYS INC

    Item 1(b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              2101 W. Clinton Ave.
              Huntsville, AL 35805


    Item 2(a) Name of Person Filing:
              ---------------------
              AXA Conseil Vie Assurance Mutuelle,
                 (formerly Alpha Assurances Vie Mutuelle)
              AXA Assurances I.A.R.D Mutuelle,
              AXA Assurances Vie Mutuelle,
              and AXA Courtage Assurance Mutuelle,
              as a group (collectively, the 'Mutuelles AXA').

              AXA  (formerly AXA-UAP)

              The Equitable Companies Incorporated
                (the 'Equitable Companies')

                (Please contact Patrick Meehan at (212) 641-8234
                            with any questions.)

    Item 2(b) Address of Principal Business Office:
              ------------------------------------
              AXA Conseil Vie Assurance Mutuelle
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              AXA
              9 Place Vendome
              75001 Paris France

              The Equitable Companies Incorporated
              1290 Avenue of the Americas
              New York, New York 10104

                                                       Page  9 of 13 Pages


    Item 2(c) Citizenship:
              -----------
              Mutuelles AXA and AXA France
              Equitable Companies - Delaware

    Item 2(d) Title of Class of Securities:
              ----------------------------
              COMMON STOCK

    Item 2(e) CUSIP Number:
              ------------
              783890106

    Item 3.   Type of Reporting Person:
              ------------------------
              Equitable Companies as a parent holding company, in accordance with 240.13d-1 (b)(ii)(G).

              The Mutuelles AXA, as a group, acting as a parent holding company.

              AXA as a parent holding company.

                                                     Page 10 of 13 Pages
    Item 4. Ownership as of March 31, 1999:
            ------------------------------
    (a) Amount Beneficially Owned:
        -------------------------
       6,168,868 shares of common stock beneficially owned including:
                                                        No. of Shares
                                                    ---------------------
    The Mutuelles AXA, as a group                                       0
    AXA                                                                 0
    AXA Entity or Entities:

    (Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G).

    The Equitable Companies Incorporated                                0

    Subsidiaries:
    ------------

    Alliance Capital Management L.P.
    acquired solely for investment purposes on
    behalf of client discretionary investment
    advisory accounts:
    Common Stock                                   8,525,425
    Shares which may be acquired/(disposed of)
    upon exercise of options                      -2,900,000
    Shares issuable upon conversion of
    Convertible Debentures                           264,971    5,890,396
                                                  ----------
    The Equitable Life Assurance Society of the United States
    acquired solely for investment purposes.
    Common Stock                                     215,100
    Shares issuable upon conversion of
    Convertible Debentures                            63,372      278,472
                                                  ----------  -----------
    Total                                                       6,168,868
                                                              ===========
    (Each of the above subsidiaries of The Equitable operates under independent management and makes independent decisions.)

    (b) Percent of Class:                                        10.2%
        ----------------                                      ===========

    ITEM 4. Ownership as of 3/31/99(CONT.)    Page 11 of 13 Pages

       (c) Deemed Voting Power and Disposition Power:
           -----------------------------------------
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ------------  ------------  ------------ ------------

    The Mutuelles AXA,
        as a group               0             0             0             0

    AXA                          0             0             0             0

    AXA Entity
    or Entities:
    ------------------
    NONE

    The Equitable
    Companies
    Incorporated                 0             0             0             0

    Subsidiaries:
    ------------
    Alliance Capital
    Management L.P.
                           551,814     5,297,217     5,889,131         1,265
    The Equitable
    Life Assurance
    Society of the
    United States
                            63,372       215,100       278,472             0

                      ------------  ------------  ------------  ------------
               TOTAL       615,186     5,512,317     6,167,603         1,265
                      ============  ============  ============  ============

  (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).


                                                       Page 12 of 13 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     ---------------------------------------------
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A
     ----------------------------------------------------------------
    Item 7.
     Identification and Classification of the Subsidiary which Acquired
     ------------------------------------------------------------------
     the Security Being Reporting on by the Parent Holding Company:
     -------------------------------------------------------------

     This Schedule 13G is being filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;


    ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X)  Alliance Capital Management L.P.
         (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
    (X) The Equitable Life Assurance Society of the United States (13-5570651), an insurance company, a broker-dealer registered under Section 15 of the Securities and Exchange Actof 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                       Page 13 of 13 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: April 12, 1999   THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.